UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Comstock Homebuilding Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK HOMEBUILDING COMPANIES, INC.

November 13, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Comstock Homebuilding Companies, Inc. to be held at 10:00 a.m., local time, on December 15, 2009, at 11465 Sunset Hills Rd, Reston, VA 20190.

At the annual meeting, you will be asked to elect three directors for a three-year term and to ratify the selection of our independent registered public accounting firm for 2009. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support and look forward to seeing you at the annual meeting.

Very truly yours,

Christopher Clemente
Chief Executive Officer and Chairman

COMSTOCK HOMEBUILDING COMPANIES, INC.

11465 Sunset Hills Road, 5th Floor

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON December 15, 2009

The Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on December 15, 2009, at 11465 Sunset Hills Rd, Reston, VA 20190, for the following purposes:

1. To elect three directors to serve for a three-year term expiring at the 2012 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on November 1, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Reston, Virginia	Jubal R. Thompson
November 13, 2009	General Counsel and Secretary

COMSTOCK HOMEBUILDING COMPANIES, INC.

11465 Sunset Hills Road, 5th Floor

Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Homebuilding Companies, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on December 15, 2009 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at 11465 Sunset Hills Rd, Reston, VA 20190.

These proxy solicitation materials were first mailed on or about November 18, 2009 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on November 1, 2009, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 15,608,433 shares of our Class A common stock and 2,733,000 shares of our Class B common stock. Each holder of Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the stock outstanding are represented at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Whether or not a person plans to attend the Annual Meeting, he or she may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2010 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than July 22, 2010, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2010 annual meeting, other than one that will be included in our proxy statement, must notify us between August 18, 2010 and September 17, 2010, unless the date of the 2010 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2009 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by September 17, 2010 and such proposal is brought before the 2010 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2010 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Homebuilding Companies, 11465 Sunset Hills Road, 5 th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report on Form 10-K for the year ended December 31, 2008, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2008 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Gregory V. Benson, Norman D. Chirite and Socrates Verses are in the class of directors whose term expires at the 2009 annual meeting, and Messrs. Benson, Chirite and Verses have been nominated by our Board of Directors for re-election for three-year terms expiring in 2012. Christopher Clemente and A. Clayton Perfall are in the class of directors whose terms will expire in 2010. David M. Guernsey, James A. MacCutcheon and Robert P. Pincus are in the class of directors whose terms expire in 2011.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Benson, Chirite and Verses currently are directors of our Company. In the event that either nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

Gregory V. Benson, 55, has been a director since May 2004. He became our President and Chief Operating Officer in 1991. Mr. Benson has over 30 years of home building experience including over 13 years at national home builders, including NVHomes, Ryan Homes and Centex Homes.

Norman D. Chirite, 47, has been a director and a member of the Compensation Committee of our Board of Directors since March 2006. Mr. Chirite currently serves as Corporate Development Adviser to inVentiv Health, Inc., a provider of clinical, commercialization and communications services to the pharmaceutical and life sciences industries, and as Managing Director for RedZone Capital Management Company, a private investment management company. He served as Executive Vice President and General Counsel of Washington Football Inc. from August 2002 until October 2005. Mr. Chirite previously was a partner at Weil, Gotshal & Manges LLP in New York City, where he practiced corporate law from 1987 until 2000.

Socrates Verses, 51, has been a director since June 2005 and is a member and Chairman of the Compensation Committee of our Board of Directors. Mr. Verses currently serves as Chief Executive Officer and a director for Codekko Software, an innovator in web application software. Mr. Verses was the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, from 2001-2008. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for the Recognition Equipment Software Division of IBM Corporation.

Continuing Directors with Terms Expiring in 2010

Christopher Clemente, 49, has been a director since May 2004. He founded our Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 25 years of experience in all aspects of real estate development and home building, and over 30 years of experience as an entrepreneur.

A. Clayton Perfall, 50, has been a director since December 2004 and is a member and Chairman of the Audit Committee of our Board of Directors. He currently serves as the Chief Executive Officer of Archway

Marketing Services, Inc., a provider of outsourced marketing operations management services. From October 2001 through October 2008, Mr. Perfall served as Chief Executive Officer of AHL Services, Inc. Mr. Perfall also served as President and Chief Executive Officer of Union Street Acquisition Corp. from July 2006 through September 2008. From September 1996 through September 2000, Mr. Perfall served as Chief Financial Officer of Snyder Communications, Inc. Prior to joining Snyder Communications, Mr. Perfall was a partner with Arthur Andersen LLP. Mr. Perfall received his BBA from the College of William & Mary.

Continuing Directors with Terms Expiring in 2011

David M. Guernsey, 61, has been a director since December 2004 and is a member of the Compensation Committee of our Board of Directors. Mr. Guernsey has served as the President and Chief Executive Officer of Guernsey Office Products, Inc., an office supply company, since May 1971. Mr. Guernsey serves as Vice Chairman of the Board of Directors of Virginia Commerce Bancorp, Inc., a banking company.

James A. MacCutcheon, 56, has been a director since December 2004 and is a member of the Audit Committee of our Board of Directors. Mr. MacCutcheon has served as the President and Chief Executive Officer of Sunburst Hospitality Corporation, a private hospitality company, since September 2000 and served as its Executive Vice President and Chief Financial Officer from 1997 to September 2000.

Robert P. Pincus, 63, has been a director since June 2005 and is a member of the Audit Committee of our Board of Directors. Mr. Pincus is the Vice Chairman of EagleBank and Eagle Bancorp, located in Bethesda, Maryland. Prior to joining EagleBank, he was Chairman of Fidelity & Trust Bank. Mr. Pincus presently serves as Chairman of the Board of Blackstreet Capital Management, a private equity firm, and also serves as Chairman of Milestone Merchant Partners, an investment bank. Mr. Pincus also served as Regional Chairman of the Board of BB&T, DC Metro Region and was Regional President from 1998 to 2002.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all relevant facts and circumstances, that Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Pincus and Verses are independent directors, as “independence” is defined in the Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee. It is the Board of Directors’ view, given its relatively small size and majority of independent directors, that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board of Directors by a majority of the independent directors. The qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of sound business judgment, business experience, corporate perspectives and skills appropriate for us. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience with and knowledge of corporate governance practices, and (v) expertise in an area relevant to us. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by two individuals who are executive officers and directors. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the our corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders. We pay no fees to third parties for evaluating or identifying potential nominees.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees; our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. A copy of the Audit Committee charter was included as Appendix A to our proxy statement for the 2005 Annual Meeting of Stockholders.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Comstock Homebuilding Companies, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board of Directors with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our audit function, internally, if any, and by our independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. MacCutcheon, Perfall and Pincus, each of whom is an independent director of our Company under the Nasdaq Marketplace Rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Perfall (whose background is detailed above) qualifies as an “Audit Committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and other executive officers, discharging the responsibilities of our Board of Directors relating to our compensation programs and compensation of our executives, and to produce an annual report on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations of Nasdaq, the SEC, and other regulatory bodies. The Compensation Committee currently consists of Messrs. Chirite, Guernsey, and Verses. Mr. Verses serves as Chairman of the Compensation Committee.

The Special Committee

In February 2008, our Board of Directors formed a Special Committee. The purpose of the Special Committee was to review a written proposal dated January 30, 2008 transmitted by Stonehenge Funding, LC an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company (“Stonehenge”) to the Board of Directors of the Company whereby Stonehenge offered to extend to the Company a $4.0 million short-term working capital loan to bridge operating expenses pending receipt of the Company’s 2007 federal tax refund. The Special Committee also retained independent legal counsel and a financial advisory firm in connection with the short term working capital loan and the Special Committee’s exploration of strategic alternatives available to the Company at that time. The Special Committee consisted of Messrs. MacCutcheon, Perfall and Pincus. Mr. MacCutcheon served as the Chairman of the Special Committee. The Stonehenge loan was repaid in full in March 2008. The Special Committee has been inactive since August 2008.

Board and Committee Meetings

Our Board of Directors held a total of four (4) meetings in-person and nine (9) telephonic meetings during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2008 the Audit Committee held four (4) meetings and Compensation Committee held one (1) meeting. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders.

Director Compensation and Other Information

We pay each non-employee director an annual retainer fee of $36,000, plus $2,000 for each regular meeting of the Board of Directors attended. We pay our non-employee directors $5,000 to serve on the Audit Committee, $3,000 to serve on the Compensation Committee, $2,500 to serve on the Special Committee and $2,000 for each standing committee meeting attended. The chairman of the Compensation Committee is paid $6,000, the chairman of the Audit Committee is paid $15,000, the Chairman of the Special Committee is paid $3,000 and the Audit Committee designated financial expert is paid $32,500. In addition to the cash compensation in the following table, our non-employee directors compensation included a restricted stock grant based on the stock price at the date of commencement of their term or the date of the annual meeting in the case of members not up for re-election in a given year. Directors are also eligible to participate in our equity incentive plan. We also reimburse our directors for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table details the compensation earned by our non-employee directors in 2008:

Name	Fees Earned(1) or Paid in Cash in 2008 ($)	Stock Awards(2) ($)	Total ($)
Norman D. Chirite	38,039	27,361	65,400
Socrates Verses	42,019	28,083	70,103
A. Clayton Perfall	79,308	53,006	132,3144
David M. Guernsey	38,039	25,424	63,463
James A. MacCutcheon	40,910	27,343	68,253
Robert P. Pincus	40,910	27,343	68,253

(1)	Includes annual retainer fees, committee participation fees and meeting attendance stipends paid in cash or earned in 2008.

(2)	No stock options were granted to non-employee directors in 2008. Prior to 2008, directors received no stock option grants. The aggregate number of stock awards outstanding at 12/31/08 and their fair value at grant date are shown below:

	Grant Date	Stock Awards Outstanding at 12/31/08 (#)	Grant Price ($)	Grant Date Fair Value of Equity Awards ($)
Norman D. Chirite	10/1/2008	54,082.49		26,500
Socrates Verses	10/1/2008	59,739.49		29,272
A. Clayton Perfall	10/1/2008	112,755.49		55,250
David M. Guernsey	10/1/2008	54,082.49		26,500
James A. MacCutcheon	10/1/2008	58,163.49		28,500
Robert P. Pincus	10/1/2008	58,163.49		28,500

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the fiscal year ended December 31, 2008. Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2009. Our organizational documents do not require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain PricewaterhouseCoopers LLP. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009.

The aggregate fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and 2008 are as follows:

	2007	2008
Audit-related fees(1)	$610,000	$350,000
Tax fees(2),(4)	156,000	54,300
Other fees—Compensation and Peer Comparison Study(3)	16,000	—

Total	$782,000	$404,300

(1)	Includes fees related to the annual independent audit of our financial statements.

(2)	Tax fees represent amounts billed for tax compliance and advisory services.

(3)	2007 expense includes $16,000 for fees related to advisory services rendered in connection with our study of compensation practices of peer companies.

(4)	2007 expense includes $48,000 for FIN 48 implementation

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit-Related Fees,” “Tax Fees” and “Other Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2007 and 2008 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, and has discussed them with management. The Audit Committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee also approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Respectfully submitted by the Audit Committee,

A. Clayton Perfall, Chair

James A. MacCutcheon

Robert P. Pincus

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

Christopher Clemente and Gregory V. Benson each serve pursuant to the terms of executive employment agreements dated as of December 17, 2004. Mr. Clemente’s agreement has an initial term of five years and Mr. Benson’s has an initial term of four years. Each agreement will automatically be extended for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreements, Mr. Clemente’s and Mr. Benson’s minimum annual salary is $550,000, subject to potential increase by our Board of Directors from time to time. Mr. Clemente and Mr. Benson are eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente and Mr. Benson are also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. In 2006, our Board of Directors increased the minimum annual salary payable to Mr. Clemente to $700,000.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of the agreement. Mr. Benson has agreed not to compete with us during the term of his employment and for 18 months after the termination of the agreement. Each of Mr. Clemente’s and Mr. Benson’s employment agreements and non-competition agreements, allow them to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings as residential lots intended for construction of for-sale residential dwellings, provided, however, that any such development by any entity in which Mr. Clemente or Mr. Benson, as applicable, has a controlling interest or decision-making power, must first be offered to the Company at a fair market value price; and (iii) secured real estate lending to unrelated third parties. In addition, each has agreed not to (i) engage in any for-sale residential construction activities in any of our then existing markets or in any market that we then plan to enter within six-months; or (ii) solicit our employees or certain other third parties for 24 months, in the case of Mr. Clemente and 18 months in the case of Mr. Benson.

Bruce Labovitz served pursuant to the terms of an executive employment agreement dated December 17, 2004. Under his agreement, Mr. Labovitz’s minimum annual salary was $300,000, subject to potential increase by our Board of Directors from time to time. In 2006 our Board of Directors increased the minimum annual salary payable to Mr. Labovitz to $400,000. Mr. Labovitz’ employment with the Company terminated on May 20, 2009.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-equity Incentive Plan(3) $	All Other(4) $	Total $
Christopher Clemente	2008	700,000	—	—	4,182	—	—	704,183
Chairman of the Board and Chief Executive Officer (PEO)	2007	700,000	—	1,156,186	98,102	—	—	1,954,288

Bruce J. Labovitz(5)	2008	400,000	100,000	—	41,825	89,468	—	631,293
Chief Financial Officer (PFO)	2007	400,000	—	2,963,576	329,118	112,817	6,735	3,812,246

Gregory V. Benson	2008	550,000	16,480	—	—	—	—	566,480
Regional President	2007	550,000	—	825,854	32,702	—	—	1,408,556

(1)	No named executive officer was a participant in a defined benefit or deferred compensation plan.

(2)	Actual GAAP expenses incurred during the year presented with respect of awards issued under the 2004 Equity Incentive Plan. Includes restricted stock grants where vesting was accelerated into December 2007. Included in the December 2007 acceleration were 212,065 shares for Mr. Clemente, 151,476 for Mr. Benson and 340,904 for Mr. Labovitz.

(3)	2008 and 2007 amounts represent tax payments made on behalf of the named executive relating to the acceleration of the vesting of restricted stock grants in December 2007.

(4)	Life insurance reimbursement for Mr. Labovitz for 2007.

(5)	Mr. Labovitz’ employment with the Company terminated on May 20, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)		Option Exercise Price ($)	Option Expiration Date
Name	Number of Securities Underlying Unexercised Options (2) Exercisable	Number of Securities Underlying Unexercised Options (#)(2) Unexercisable
Christopher Clemente(3)	6,250	18,750	1.00	12/31/17
Gregory V. Benson	—	—	—	—
Bruce J. Labovitz(4)	62,500	187,500	1.00	12/31/17

(1)	No executive officer had any unearned equity awards outstanding as of December 31, 2008.

(2)	The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date
12/31/17	12/15/08
12/31/17	12/15/09
12/31/17	12/15/10
12/31/17	12/15/11

(3)	Includes 25,000 stock options issued to Tracy Schar, Mr. Clemente’s wife.

(4)	Mr. Labovitz’ employment with the Company terminated on May 20, 2009 which resulted in the forfeiture of 187,500 unvested stock options.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements with Messrs. Clemente, Benson and Labovitz, if such executive’s employment is terminated without cause or if such executive were to terminate his employment for good reason, each as defined in the agreement, such executive is entitled to continue to receive his then-current salary for 24, 18, 12 and 12 months, respectively. Messrs. Clemente, Benson and Labovitz will also be entitled to receive a cash payment in an amount equal to two times, one and one half times, one times and one times, respectively, 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of such executive’s then-current salary or (ii) the end of the fiscal year in which our termination of such executive without cause or such executive’s termination for good reason occurs. In the event of our termination of such executive without cause or such executive’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, each executive is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Furthermore, subject to certain termination events, we agreed to reimburse Mr. Labovitz for premium payments he makes on his life insurance policy with a national insurer while he was an employee of the Company. These reimbursements are in addition to the standard insurance benefits provided by us to our employees. The reimbursement of life insurance expenses covers the period January 1, 2005 through December 31, 2008. The annual premium reimbursement payable by us shall not exceed $6,000.

The following table describes the potential payments and benefits to which our executive officers would be entitled upon the happening of the following events: (i) a change of control of Comstock (with no termination of employment) and (ii) a change in the executive’s responsibilities by us. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2007 and (ii) bonus amounts are based on the 2007 Net Income Bonus and as a result could be understated for future years.

Name	Change of Control		Change of Responsibilities
	Cash	Acceleration of Stock Awards	Cash	Acceleration of Stock Awards
	$	$	$	$
Christopher Clemente	1,400,000	—	1,400,000	—
Bruce Labovitz(1)	400,000	—	400,000	—
Gregory Benson	825,000	—	825,000	—

(1)	Mr. Labovitz’ employment with the Company terminated on May 20, 2009 under circumstances that do not qualify him for any termination or change of control payments.

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Elements of our Executive Compensation Program” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2007 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board of Directors for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transaction.

On October 1, 2004, we entered into a lease agreement with Comstock Asset Management, L.C. (“CAM”), an entity owned by Christopher Clemente, for 20,609 square feet for our corporate headquarters. On August 1, 2005, the lease agreement was amended to add approximately 8,500 square feet of leased space. Amendments to the lease agreement made on April 12, 2007 and October 31, 2007 reduced the leased space to a total of 24,138 and 17,091 square feet, respectively. Total payments made under this lease agreement for 2007 and 2008 were $720,412 and $565,092, respectively.

In addition, the Company, in November 2004, entered into an agreement with CAM to sell certain retail condominium units at the Eclipse at Potomac Yard project (“Eclipse”) for a total purchase price of $14.5 million. The Board previously approved the final sale of the retail (non-residential) condominium units at the Eclipse and previously unallocated and unresolved financial obligations between Comstock Potomac Yard, L.C. (CPY) and CAM stemming from that certain agreement dated November 12, 2004, as amended on September 29, 2005 (the “Agreement”). The conveyance of the retail units occurred on December 21, 2007. Pursuant to the Agreement, CPY is required to bond off and indemnify CAM against any losses associated with the filing of mechanics liens against the retail units by CPY contractors or subcontractors. Balfour Beatty Construction, CPY general contractor for the Project, filed a mechanics lien against the entire Project in a total amount of approximately $515,000 in July of 2008. The pro-rata portion of the bond allocated to the retail units owned by CAM was $75,000 (the “Cash Bond”). On August 1, 2008, CAM made demand for bonding over and/or indemnification pursuant to the Agreement and on January 28, 2009, CPY paid the Cash Bond to CAM for purposes of bonding over the lien. In the event the lien is invalidated on CPY’s motion or CPY is otherwise successful in its claim against Balfour Beatty, the $75,000 Cash Bond shall be returned to Comstock.

In February 2008, the Company entered into a Loan and Security Agreement with Stonehenge Funding, LC, a wholly-owned subsidiary of CAM. The loan in the amount of $4.0 million was secured by the Company’s anticipated federal income tax refund for tax year 2007. Terms of the loan included interest-only payments at a fixed rate of 12% per annum and an origination fee paid by the Company to Stonehenge Funding at closing of the loan totaling $200,000. Participating in the loan were Gregory Benson ($500,000) and Tracy Schar ($1,500,000). In March 2008, the Company received its federal income tax refund and used a portion of the refund to settle the loan. Total interest payments of $16,000 were made to Stonehenge Funding.

During 2003, we entered into agreements with I-Connect, L.C., a company in which Investors Management, LLC an entity wholly owned by Gregory Benson, holds a 25% interest, for information technology consulting services and the right to use certain customized enterprise software. During the year ended December 31, 2007, we paid $509,269 to I-Connect. During the year ended December 31, 2008, we paid $253,390 to I-Connect.

In June 2007, in connection with the bulk sale of the Bellemeade condominiums the Company repurchased a single condominium in the community which was owned by an entity controlled by Christopher Clemente. The purchase price was $205,000.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Comstock, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on October 10, 2009, by (1) each director and named executive officer of our Company, (2) all directors and executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after October 10, 2009, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock(1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Executive Officers and Directors
Christopher Clemente(2)	1,625,203	10.7%	1,366,750	50.0%	16.7%	39.4%
Gregory V. Benson(3)	1,235,761	8.1%	1,366,750	50.0%	14.5%	38.7%
A. Clayton Perfall	164,153	1.1%	—	*	*	*
James A. MacCuthcheon	95,008	*	—	*	*	*
Norman D. Chirite	90,510	*	—	*	*	*
Robert P. Pincus(4)	86,617	*	—	*	*	*
David M. Guernsey	83,847	*	—	*	*	*
Socrates Verses(5)	83,847	*	—	*	*	*
Jeffrey R. Dauer	5,000	*		*	*	*
All directors and officers as a group (9 persons)	3,469,946	22.8%	2,733,500	100%	34.6%	79.1%

*	Less than 1% of the outstanding shares of common stock

(1)	Does not include shares of Class A common stock issuable upon conversion of Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to fifteen votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	96,243 shares of Class A common stock are held by Mr. Clemente’s wife, Tracy Schar. 69,333 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. 5,000 shares are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust.

(3)	350,083 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by Clareth LLC, an entity that is wholly owned by Mr. Benson.

(4)	9,676 shares are held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.

(5)	Includes 2,000 shares of Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership. The shares are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts

Compensation Committee Interlocks and Insider Participation

As noted above, during 2008 our Compensation Committee consisted of Messrs. Chirite, Guernsey and Verses. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2008, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, [except for the following, each of which was due to administrative error: (i) a Form 4 for each of Messrs. Chirite, MacCutcheon and Perfall to report the acquisition of shares that occurred on June 18, 2007 that was reported on September 14, 2007; (ii) a Form 4 for each of Messrs. Chirite, Guernsey, MacCutcheon, Perfall and Verses to report the acquisition of shares that occurred on May 31, 2007 that were reported on September 14, 2007; (iii) a Form 4 for Mr. Pincus to report the acquisition and disposition of shares that occurred on August 31, 2007 that was reported on September 6, 2007; (iv) a Form 4 for Mr. Pincus to report the acquisition of shares that occurred on May 31, 2007 that was reported on September 6, 2007; (v) a Form 4 for Mr. Pincus to report the acquisition of shares that occurred on June 18, 2007 that was reported on September 6, 2007; (vi) a Form 4 for Mr. Pincus to report the acquisition of shares that occurred on August 15, 2007 that was reported on August 22, 2007; and (vii) a Form 4 for Mr. Clemente to report the acquisition of shares that occurred on March 31, 2006, March 27, 2007 and March 30, 2007 that was reported on April 30, 2007.

Incorporated by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: November 13, 2009

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COMSTOCK HOMEBUILDING COMPANIES, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Comstock Homebuilding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated November 13, 2009, and hereby appoints Jeffrey R. Dauer and Jubal R. Thompson and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc. to be held on Tuesday, December 15, 2009, at 10:00 a.m., local time, at 11465 Sunset Hills Rd, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOMEBUILDING COMPANIES, INC.

December 15, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.comstockhomes.com/proxymaterial

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■ 20330000000000000000 9	121509

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE-WATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Gregory V. Benson
		O	Norman D. Chirite	3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Socrates Verses
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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